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Exhibit 23.1      Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the 1991 Qualified Stock Option Plan, 1991 Nonqualified Stock Option Plan, 1993 Non-Employee Director Stock Option Plan, 1996 Stock Option Pln, and Non-Qualified Stock Option Agreement Between the Registrant and Robert P. Dahut of Cellular Technical Services Company, Inc. of our report dated March 25, 1998, with respect to the financial statements and schedule of Cellular Technical Services Company, Inc. in the Annual Report (Form 10-K) for the year ended December 31, 1997.

                                                         /s/ Ernst & Young LLP

Seattle, Washington
March 31, 1998